Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form S-4 of Weatherford International Ltd. for the registration of $600 million of 5.95% Senior Notes due 2012, $600 million of 6.35% Senior Notes due 2017 and $300 million of 6.8% Senior Notes due 2037 and to the incorporation by reference therein of our report dated February 22, 2007 (except for the updated disclosures pertaining to resegmenting and discontinued operations occurring in 2007 as described in Notes 1, 2, 3, 4, 8, 16, 17, 19, 21, 22 and Note 23 as to which the date is September 25, 2007), with respect to the consolidated financial statements and schedule of Weatherford International Ltd., and our report dated February 22, 2007, with respect to Weatherford International Ltd. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Weatherford International Ltd., included in its Current Report on Form 8-K/A dated October 15, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Houston, Texas
November 28, 2007